                                                                                                    THE CINCINNATI GAS & ELECTRIC COMPANY
                                                                                                      CONSOLIDATING STATEMENT OF CHANGES IN
                                                                                                      COMMON STOCK EQUITY DECEMBER 31, 2000

                                                                                                            (dollars in thousands)

                                                                                                                                                                           KO                             Consolidated
                                    The Cincinnati Gas & The Union Light, Heat  The Lawrenceburg  The West Harrison Gas &                    Tri-State Improvement     Transmission                     The Cincinnati Gas &
                                      Electric Company      & Power Company        Gas Company        Electric Company    Miami Power Corp.         Company              Company         Eliminations     Electric Company
                                   --------------------- --------------------- ------------------ ----------------------- ---------------- ------------------------- ---------------- ----------------- --------------------

BALANCE AT DECEMBER 31, 1999            $1,659,165            $132,050              $7,411                   $380               $11                  $1,799                $584          $(142,235)           $1,659,165

Comprehensive income
   Net income                              266,820              24,632                 316                     87                 9                     573                 196            (25,813)              266,820
   Other comprehensive income
      Minimum pension liability
       adjustment                              (28)                  -                   -                      -                 -                       -                   -                  -                   (28)
                                       ------------          ---------             -------                  -----              ----                 -------               -----         ----------            ----------
   Comprehensive income total              266,792              24,632                 316                     87                 9                     573                 196            (25,813)              266,792
Dividends on preferred stock                  (847)                  -                   -                      -                 -                       -                   -                  -                  (847)
Dividends on common stock                 (232,334)             (9,657)               (398)                   (90)               (8)                    (25)                (75)            10,253              (232,334)
Contribution from parent for
   reallocation of taxes                     2,894                 163                  (1)                     2                 -                      28                   5               (197)                2,894
Other                                          160                   -                   -                      -                 -                       -                   -                  -                   160
                                       -----------           ---------              -------                 -----              ----                 -------               -----         ----------            ----------

BALANCE AT DECEMBER 31, 2000            $1,695,830            $147,188              $7,328                   $379               $12                  $2,375                $710          $(157,992)           $1,695,830